Exhibit 23.6



                                 June 7, 1999



Board of Directors
IGA Federal Savings Bank
213 West Street Road
Feasterville, Pennsylvania  19053

Gentlemen:

      We hereby consent to the use of our firm's name in the Application for Conversion of IGA Federal Savings Bank, Feasterville, Pennsylvania, and any amendments thereto, and in the Form SB-2 Registration Statement, and any amendments thereto, for Jade Financial Corporation. We also hereby consent to the inclusion of, summary of and references to our Appraisal Report and our letter concerning subscription rights in such filings including the Prospectus of Jade Financial Corporation.

                                    Sincerely,

                                    /s/ RP FINANCIAL, LC.